EX-10.19
                         BUSINESS CONSULTING CONTRACT

                              Chapin & Associates


April 28, 2001


William C. Martin, Chairman & CEO
Platforms Wireless International Corporation
10675 Treena Street  Suite 103
San Diego, California 92131

Subject: Business Consulting Contract Proposal Agreement-Effective April 1, 2001 Compensation for Finalized Business Transactions through Efforts of Chapin

Dear Mr. Martin:

     Your firm, Platforms Wireless International Corporation, ("PWI"), is engaged in various state-of-the-art airborne wireless telecommunications technology business activities throughout the business world. My firm, Chapin & Associates ("Chapin"), is a national and internationally recognized business consulting firm providing services to business industry leaders relative to innovative business development strategies, liaison with multi-faceted organizations, and interface with those countries in need of advancing and implementing new technology market strategies. Chapin & Associates is also adept in advice and guidance regarding procedures for enhancing business value.

     I propose that PWI engage Chapin as an independent entity to provide services to market and facilitate the Company's ARC telecommunications technology to clients, specific to the sphere of influence of Samuel Santos Family Enterprises.

     I propose that PWI engage Chapin as an independent business consultant to provide "as needed", "case by case", specific consulting services pursuant to Retainer Agreement documentation promulgated by parties. Upon assessment, review, and re-review among parties, Chapin's obligations and duties must be specifically delineated, totally supported, documented if changed, and approved by both parties.

     The purpose of this letter is to set forth each of the terms and conditions of the Independent Business Agreement, Independent Capital Raising Agreement, and Independent Consulting Agreement arrangements between Chapin and PWI as follows:

     1. SCOPE OF THE ARC TECHNOLOGY BUSINESS AGREEMENT

     Chapin agrees to provide specific marketing, distributor, and facilitator business duties on a "non-exclusive" basis, to PWI. This Agreement does not prohibit or encumber Chapin from providing unrelated business consulting services to Chapin's worldwide client base. Chapin acknowledges that he has signed a PWI Non-Circumvention, Non-Compete, and Non-Disclosure document. Chapin fully agrees that PWI retains the absolute right to procure other professionals to perform distributor or business consulting services outside the sphere of Samuel Santos Family Enterprises.

     2. TERM OF BUSINESS AGREEMENT/CAPITAL RAISING AGREEMENT/
     CONSULTANT AGREEMENT

     The term of the Business Agreement, Capital Raising Agreement, and Consultant Agreement shall be in force until cancelled or renegotiated, as mutually agreed upon by written addendum among parties.

     3. COMPENSATION/DUTIES OF THE PARTIES

PWI retains Chapin and Chapin agrees to provide specific services including but not limited to acting as a representative to Santos Enterprises in presenting PWI's ARC telecommunications technology as a marketer, facilitator, and distributor. Chapin agrees to provide liaison services with customer business he places with PWI. Chapin agrees to augment PWI in matters concerning Santos Enterprises ARC sales support, and Santos organizational support. Additionally, Chapin agrees to contribute to the discussion and preparation of customer agreements pertaining to Santos Enterprises

Chapin agrees to provide PWI hierarchy with timely update reports describing business activities in areas designated as exclusive to Santos Enterprises. Chapin agrees to assist PWI designees with activities involving the completion of ARC system sales relative to Santos Enterprises.

In consideration of Chapin's services completed to date, PWI agrees to immediately issue 250,000 shares of restricted legend (144) shares of PLFM stock, dated April 1, 2001, in the name of Gregory A. Chapin. Subsequently, PWI agrees to issue to Gregory A. Chapin additional 250, 000 like distributions of restricted legend (144) shares of PLFM stock at each of the dates of June 15, 2001, August 15, 2001, and October 15, 2001. The issuance of the above described shares are irrevocable and in exchange for Chapin's agreement to work on Santos Enterprises distributor activities as requested by PWI. PWI may, at its discretion, based on extraordinary performance by Chapin, provide for the issuance of additional restricted legend (144) shares, but in no way is PWI obligated whatsoever beyond the above described distribution formula. PWI agrees that upon Chapin finalizing any completed ARC system sale for PWI, the above described 1,000,000 shares of restricted legend (144) stock, through PWI's corporate counsel notice, shall have all restrictive covenants rescinded as expeditiously as possible, to cause the above described one million (1,000,000) restricted legend shares to become free-trading.

PWI agrees that Chapin shall be compensated on a "consummated" initial deal basis at a rate of a twelve (12%) percent distribution agreement fee, immediately payable at each stage of actual funding received by PWI. This distribution fee will represent the sum total of all commissions paid and costs incurred by PWI at time of sale of this ARC System. No other offset costs will be accepted. On-going commission fees, specific to the initial project only, for any retrofit(s), upgrade(s), or improvement(s) of the ARC system, shall bear the like twelve (12%) percent distribution agreement fee throughout the life of the Santos Enterprises Agreement.

Additionally, any and all ARC business generated, referred or brought to PWI as a direct or indirect result of action(s), contact(s), or any third party referral credited or linked to Chapin shall be compensated at a rate fixed at ten (10%) percent distribution agreement fee, payable at each stage of actual funding received. This distribution fee will represent the sum total of all commissions paid and incurred by PWI at time of sale of each ARC system. No other offset costs will be accepted. On-going commission fees for any retrofit(s), upgrade(s), or improvement(s) of this ARC system(s) shall bear the like ten (10) percent distribution agreement fee throughout the life of the Santos Enterprises Agreement.

PWI agrees that it shall forward to Chapin its due distribution agreement fees, on a timely basis not to exceed twenty (20) days, from the date of actual receipt of any funds or payments to PWI.

     A. Capital Raising Fee Opportunity

PWI has solicited Chapin, and PWI agrees, without any exposure offset by either party, to compensate Chapin with the issuance of forty (40%) percent Capital Raising fee for all earnest monies brought to PWI by Chapin for the purpose of Investment. This 40% will be the total of all expenses to PWI for the purpose of investment. Example:
Chapin brings an investor to PWI with one million (1,000,000) dollars. Upon funding, PWI would retain six hundred thousand (600,000) dollars, and Chapin would receive its Capital Raising fee of four hundred thousand (400,000) dollars, within ten (10) days of receipt of funds at PWI. No other expense offsets will be paid out under these terms. Chapin agrees that PWI maintains the sole discretion to accept or reject any potential investment to PWI.

     B. Independent Consultant Services Opportunity

PWI wishes to establish an "as needed" PWI initiated Independent Consultant Agreement under specific "case-by-case" Retainer mandates with Chapin. Chapin and PWI agree to entertain discussions as to various PWI "need" issues in which Chapin may be able to assist or augment PWI's goals or aspirations. PWI and Chapin will then, through a mutually acceptable Retainer Agreement decide on specifics of each assignment. Each PWI endeavor requested of Chapin shall be agreed, to the extent that Chapin is available for the additional requested Consultant services, via Retainer Agreement prior to the inception of the activity. Compensation shall be formulated and agreed upon by either; one, an all-encompassing fee, or, at an hourly rate, not including ancillary expenses of travel and per diem costs. Chapin, pursuant to each individual Retainer fee task assignment, will be required to document expenses expended on behalf of PWI's business.

     4. CONFIDENTIALITY

Unless otherwise requested or approved by PWI hierarchy, any verbal report and/or correspondence, and/or advice with respect to PWI matters reviewed or notice given on behalf of PWI shall be addressed and delivered to the executives of PWI. Chapin recognizes and acknowledges that it is the mutual intention of PWI and Chapin that the content of the advice provided be and remain confidential among Chapin's worldwide contacts, and agrees to take all reasonable steps as requested in writing by PWI to maintain confidentiality, in conformance with the acknowledged Non-disclosure, Non-compete, Non-circumvent agreement. Chapin will keep confidential those matters regarding goals or actions by PWI relative to other prospective clients and will not disclose any such matter to any third party without the approval of PWI management except as may be required by applicable law. However, PWI agrees that nothing in this agreement shall prohibit Chapin from exposing, approaching, marketing, and facilitating investor interest in the ARC telecommunications technology interest among Santos Enterprises investors. PWI acknowledges that Chapin, prior to consummation of this contract, was directed to contact its client base worldwide to develop capital infusion interest and business relationship potentiality as to PWI's ARC technology.

     5. INDEMNITY PROVISION

PWI agrees to indemnify, hold harmless, and, at Chapin's written request, defend Chapin from and against any and all claims, demands, cause(s) of actions, and suits seeking costs or expenses, including without limitation reasonable attorneys' fees sustained or incurred by Chapin as a result of acts or omissions to act or alleged acts or omissions on the part of PWI.

     6. STATUS OF RELATIONSHIP

By mutual intention PWI engages Chapin for the purpose(s) of featuring to prospective Santos Enterprises clients PWI's ARC technology, PWI's capital need(s) objective(s), and Chapin potentially rendering Independent "case by case" Retainer Fee Consultant Agreement advice to PWI on business matters. PWI explicitly does not dictate any of Chapin's independent actions, nor control his workload hours of operation. PWI and Chapin agree that no joint venture or agency relationship is agreed to, or intended, and each party represents, warrants and agrees that it has no authority to commit or bind the other party in any way. No employment relationship shall be created by any provision contained in this agreement, and Chapin shall render its services to PWI solely as an Independent Contractor. PWI need not provide permanent office space for Chapin nor any equipment or other means for Chapin to effectuate its consultant engagements, and Chapin shall have sole control and discretion with respect to the manner in which its services to PWI or on behalf of any prospective, "case by case" Retainer Agreement, PWI client are performed.

Chapin represents and warrants to PWI that Chapin will be solely responsible for all compensation and benefits payable to Chapin & Associates employees, payroll and other taxes and its normal overhead and operating expenses concerning all unrelated and independent ventures of Chapin & Associates. PWI acknowledges that Chapin and Chapin & Associates have no control and will not be responsible for any PWI business operations, reportable facets, or any requirement of law required of PWI.

     7. MISCELLANEOUS

Governing Law: This agreement is entered into in the State of California and shall be governed and interpreted in accordance with the laws of that state.

Severability: In the event any term or provision of this agreement shall be found by a court of competent jurisdiction to be illegal, invalid or unenforceable, such term or provision shall be severed from the agreement with the remaining terms and provisions unaffected thereby.

Notices: Any notice given by one party to the other party pursuant to the provisions of this agreement shall be in writing and shall be either personally delivered, faxed or telecopied, or mailed by United States Mail, certified, with return receipt requested, to the recipient party at the address and/or telecopier number given herein for such respective party or such other address or number as a party shall hereafter designate in writing to the other party.

Notices given pursuant to this agreement shall be deemed received upon actual receipt (if personally delivered), upon confirmation of receipt by the recipient's telecopier or other facsimile transmission device (if sent by facsimile transmission), or upon signature by a party or its duly authorized agent if sent by U. S. Mail. Parties may also elect to provide notice through overnight mail sources.

The foregoing represents my proposal. I look forward to a beneficially rewarding relationship with your organization. I truly hope that the union will be accommodating to all parties. If the foregoing is acceptable to you, please so indicate by executing and returning the duplicate hereof attached hereto, upon my receipt of which this will constitute our business agreement.

                                    Sincerely,


                                    /s/  Gregory A. Chapin
                                    Gregory A. Chapin, President/CEO
                                    Chapin & Associates
                                    Professional Business Consultants


Accepted as of June 19, 2001
Platforms Wireless International Corporation


By: /s/  Francois Draper
Francois Draper, COO